                                             Exhibit B1


GRANITE STATE ENERGY, INC.
Statement of Income and Accumulated Deficit
For the Quarter ended December 31, 1996
(Unaudited, Subject to Adjustment)


INCOME

  Operating revenue                                 $149,014
                                                    --------

EXPENSE

  Purchased electric energy                          142,117
  Other operating expenses                            94,418
  Federal income tax                                 (30,656)
                                                   ---------
  Total operating expenses                           205,879
                                                   ---------

Net income/(loss)                                    (56,865)

Accumulated deficit at beginning of period           (99,625)
                                                   ---------
Accumulated deficit at end of period               $(156,490)
                                                   =========